Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that this statement on Schedule 13G with respect to the common stock of Armata Pharmaceuticals, Inc. is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Delta Dental Plan of Michigan, Inc. Date: May 15, 2019

By:	/s/ Sue Jenkins
Name: Sue Jenkins
Title: Vice President and General Counsel

Renaissance Holding Company Date: May 15, 2019

By:	/s/ Sue Jenkins
Name: Sue Jenkins
Title: Vice President and General Counsel